                                                              EXHIBIT 99.(B)(20)

                           -----------------------------------------------------
                           Presentation to McDermott Special Committee
                           Regarding

                           MII's Offer to Acquire the Minority
                           Interest of JRM

                           April 8, 1999

                           [LOGO] Merrill Lynch

Table of Contents
--------------------------------------------------------------------------------

      A.    Situation Analysis

      B.    Updated Valuations

      C.    Financial Consequences


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                                                                               2

--------------------------------------------------------------------------------

                               Situation Analysis

--------------------------------------------------------------------------------

Situation Analysis
--------------------------------------------------------------------------------
Current Ownership Structure

        [The omitted graphic shows the current ownership structure of JRM (32% Public/68% MII) and MII (100% Public), as detailed below]

                                      100%
                                 60.0 MM Shares
                        Market Value (a): $1,500 Million

                                      32%
                                 14.6 MM Shares
                         Market Value (b): $433 Million

                                      68%
                               30.4 MM Shares (c)
                         Market Value (b): $903 Million

----------
(a)   Based on MII closing stock price as of April 6, 1999 of $25.00.
(b)   Based on JRM closing stock price as of April 6, 1999 of $29.69.
(c)   Includes 5.7 million JRM common shares convertible from preferred shares.


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                                                                               4

Situation Analysis
--------------------------------------------------------------------------------
Recent Events

      o On March 10, 1999, MII presented an offer (the "Offer") to JRM's Independent Committee to acquire the outstanding shares of JRM not owned by MII for 1.15 shares of MII per JRM share.

            - MII's closing stock price one day prior to the Offer was $23.00 per share, resulting in a Offer price of $26.45 per JRM share

                  - Equaled a premium of 8.5% based on JRM's closing stock price of $24.38 and a 9.5% premium to the 90-day average exchange ratio at the time of the Offer

                  - Currently, the Offer is worth $28.75 per JRM share (a), which is somewhat lower than JRM's current trading price of $29.69, suggesting the market expects MII ultimately to raise the Offer

      o Since March 10, 1999, OPEC's announcements regarding a cut in production and the resulting strengthening in commodity prices have had a positive impact on the stock prices of energy companies.

            - Oil has risen from $13.90 per barrel on March 9 to $16.45 per barrel on April 6, an increase of 18.3%

            - The average offshore construction company stock has also increased significantly over this time, increasing an average of 20.3% since March 9

----------
(a)   Based on MII closing stock price as of April 6, 1999 of $25.00.


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                                                                               5

Situation Analysis
--------------------------------------------------------------------------------
Percentage Increase in Stock Prices Since Offer Date (a)

      o As can be seen from the chart below, oil service stocks have increased significantly since the day prior to the announcement of the Offer (March 9).

           - The average oilfield service equity has traded higher by 20.3% over this time

               [Bar Graphic of the percentages listed below has been omitted]

     Global Industries             64.1%
     Dril-Quip                     40.9%
     Stolt Comex                   24.2%
     IBC Caland                    23.7%
     J Ray McDermott               21.8%
     Average (b)                   20.3%
     Aker Maritime                 15.1%
     Cooper Cameron                14.5%
     Oceaneering                   12.5%
     Coflexip                      10.9%
     Saipem                        10.6%
     McDermott                      8.7%

----------
(a)  Based on closing stock prices as of April 6, 1999.
(b)  Excludes high, low, JRM and MII.

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                                                                               6

Situation Analysis
--------------------------------------------------------------------------------
Change in Comparable Company Trading Analysis (a)(b)

      o In addition, the multiples afforded to the oilfield service companies by the stock market have also increased dramatically over the past month.

                     Market Value as a Multiple of Net Income:      Market Value as a Multiple of Cash Flow:
                    ------------------------------------------      ------------------------------------------
                          CY 1999                 CY 2000                CY 1999                  CY 2000
                    ------------------      ------------------      ------------------      ------------------
Company             3/9/99      4/6/99      3/9/99      4/6/99      3/9/99      4/6/99      3/9/99      4/6/99
-------             ------      ------      ------      ------      ------      ------      ------      ------
Global               18.1x       31.8x       11.7x       19.4x        7.0x       11.5x        5.5x        9.0x
Saipem               25.0x       27.7x       23.7x       26.2x       12.6x       14.0x       10.4x       11.5x
IHC Caland           23.4x       28.9x       20.2x       25.0x       12.3x       15.2x        9.6x       11.8x
Aker                  8.2x        9.5x        7.6x        8.8x        4.2x        4.8x        4.6x        5.3x
Dril-Quip            16.6x       25.7x       14.0x       20.0x       11.2x       15.8x        9.5x       13.4x
Oceaneering          10.7x       11.7x       10.2x       10.3x        4.7x        5.2x        4.2x        4.8x
Coflexip             10.6x       13.2x        8.6x       11.5x        5.6x        6.2x        6.9x        7.7x
Cooper Cameron       22.3x       27.1x       18.2x       22.2x       10.3x       11.8x        9.1x       10.4x
Stolt Comex           9.9x       12.3x        8.1x       10.0x        4.2x        5.3x        3.8x        4.8x
                    ------------------------------------------------------------------------------------------
Average              16.1x       20.9x       13.6x       17.0x        8.0x       10.0x        7.1x        8.7x
                    ------------------------------------------------------------------------------------------


----------
(a)   Stock prices and First Call estimates as of April 6, 1999.
(b) Based on First Call estimates and selected research reports; Cash Flow defined as net income plus depreciation and amortization.


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                                                                               7

Situation Analysis
--------------------------------------------------------------------------------
JRM One Year Relative Price Performance

      o JRM's stock has traded in close proximity with other oilfield service companies over time.

[The omitted line graph depicts the relative trading ranges based on the closing stock prices of JRM. The S&P 500 Index and a composite of comparable oil field service companies over the past year.

                                            Indexed Prices
                        --------------------------------------------------------
        Date                    JRM         S&P 500 Index    Oilfield Service
----------------------  ------------------  -------------        Composite
                                                           ---------------------

      04/06/98                 100.0            100.0               100.0
      05/15/98                 111.1             98.9               105.7
      06/25/98                  93.1            100.7                81.1
      08/15/98                  62.9             94.8                49.7
      10/21/98                  82.6             95.4                54.1
      12/03/98                  57.9            102.6                41.7
      01/14/99                  58.9            108.1                48.4
      02/25/99                  49.5            111.0                45.0]


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                                                                               8

Situation Analysis
--------------------------------------------------------------------------------
Simmons & Co. Discussion

      o On April 6, 1999, Merrill Lynch met with JRM's financial advisor, Simmons & Co., for the purpose of discussing the Offer.

            - Simmons & Co. indicated to Merrill Lynch that the JRM Independent Committee did not consider the Offer acceptable

                  - Simmons stated that, in their opinion, the increase in the stock prices and multiples of the oilfield service stocks since the Offer date justified a higher valuation for JRM's minority interest

                  - Simmons also disputed several assumptions used in the valuation underlying the Offer

            - In addition, Simmons presented several alternatives to the Offer that they would be prepared to recommend to the JRM Independent Committee

                  - 1.15 MII shares for each JRM share plus $4.00 per share in cash ($32.75 per JRM share based on MII's closing stock price of $25.00 as of April 6, 1999)

                  - 1.35 MII shares for each JRM share ($33.75 per JRM share based on MII's closing stock price of $25.00 as of April 6, 1999)

                  - Simmons also indicated a willingness to recommend an all cash offer from MII to JRM's Independent Committee

      o This presentation provides an updated valuation of JRM for consideration by the MII Special Committee in determining its response to the information communicated by Simmons on behalf of the JRM Independent Committee.


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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               Updated Valuations

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            Updated Valuation of JRM

--------------------------------------------------------------------------------

Updated Valuation of JRM
--------------------------------------------------------------------------------
Overview

      o While JRM's stock price has rallied in recent weeks along with the oil service industry as a whole, its stock price has under-performed several of its most comparable companies during this period.

            -     JRM's price has become linked to MII's stock via the Offer

            - MII has a significant non-oilfield component inherent in its stock price

      o The following pages present an updated valuation of JRM based on current market conditions.

            -     Analysis of Comparable Company Trading Multiples

            -     Analysis of Premiums Paid in Minority Interest Transactions

            -     Discounted Cash Flow Analysis


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                                                                              12

Updated Valuation of JRM
--------------------------------------------------------------------------------
Summary of Historical and Projected EBITDA Amounts (a)
(Dollars in Millions)

        [Bar Graphic of the percentages listed below has been omitted]

                             1996          $  129.3
                             1997          $  132.1
                             1998          $  202.5
                             1999          $  169.5
                             2000          $   78.9
                             2001          $   91.0
                             2002          $  145.1
                             2003          $  176.1
                             2004          $  204.9

                             Average '99-'04 $147.6
                             Average '96-'01 $147.7

                          Fiscal Year Ended March 31,

----------
(a) EBITDA includes equity and other income; excludes non-recurring items. Projections for FYE 1999-2001 provided by management, extrapolated by Merrill Lynch IBK thereafter.


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                                                                              13

Updated Valuation of JRM
--------------------------------------------------------------------------------
Public Market Equity Value Per Share - Summary (a)(b)
As of April 6, 1999

      o A valuation of JRM under current market conditions indicates the following values:

[The omitted bar chart depicts the values derived from a comparable company trading analysis based on the methodologies described below to be as follows:

                                                         Low          High
      Valuation Parameter            Methodology        Value        Value
-------------------------------  -------------------  ---------    ---------

Publicly Traded Comparable         21.0x -- 27.5x       $24.00       $27.75
Company Trading Analysis            FYE 2000 EPS

Publicly Traded Comparable         17.0x -- 23.0x       $24.75       $29.50
Company Trading Analysis            FYE 2001 EPS

Publicly Traded Comparable         10.0x -- 13.0x       $29.75       $35.25
Company Trading Analysis            FYE 2000 CFPS

Publicly Trading Comparable         9.0x -- 12.0x       $28.00       $33.50
Company Trading Analysis            FYE 2001 CFPS

Analysis of Premiums Paid in         15% -- 25%         $33.50       $36.50
Minority "Squeeze-Out"          Premium to "Adjusted"
Transactions                         Share Price

Discounted Cash Flow Analysis  8.0x -- 9.0x "Adjusted"  $30.75       $34.75]
                                  EBITDA of $148MM
                                   10.0% -- 12.0%
                                   Discount Rates

             -----------------------------------------------------------------------------------------------------------------
                                                                                                        8.0x - 9.0x "Adjusted"
                                                                                       15% - 25%              EBITDA of
Methodology  21.0x - 27.5x   17.0x - 23.0x    10.0x - 13.0x       9.0x - 12.0x         Premium to             $148MM (e)
                FYE 2000        FYE 2001        FYE 2000            FYE 2001         "Adjusted" Share     Share 10.0% - 12.0%
                 EPS(b)          EPS(b)      Cash Flow(b)(c)     Cash Flow(b)(c)   Price of $29.25(d)        Discount Rate
             -----------------------------------------------------------------------------------------------------------------

----------
(a) Assumes 45.0 million shares outstanding; Street estimates from various equity research reports and First Call.
(b) Management projections are pro forma for the recent debt tendering. All net in come and cash flow estimates adjusted to reflect value of cash.
(c)   Cash flow defined as net income plus depreciation and amortization.
(d) Assumes an increase in JRM's stock price from March 9 to April 6 equal to the average increase in comparable stocks of 20%.
(e)   Equals average EBITDA for fiscal years 1999 to 2004.


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--------------------------------------------------------------------------------

Updated Valuation of JRM
--------------------------------------------------------------------------------
Comparable Company Trading Analysis As of April 6, 1999 (a)(b)
(Dollars in Millions)

                                                                                    AMV as a Multiple of:
                                               Market Value as a Multiple of:               EBITDA
                  Market    Adj. Mkt.    ----------------------------------------   ---------------------
Company            Value      Value      1999 NI    2000 NI    1999 CF    2000 CF      1999       2000
-------           -------   --------     -------    -------    -------    -------      ----       ----
Global             $856.1   $1,041.5      31.8x      19.4x      11.5x       9.0x       9.7x       7.8x
Saipem            1,572.7    1,477.3      27.7x      26.2x      14.0x      11.5x      10.0x       8.3x
IHC Caland        1,004.3      961.4      28.9x      25.0x      15.2x      11.8x      12.7x      10.0x
Aker                457.3      784.9       9.5x       8.8x       4.8x       5.3x       5.8x       6.6x
Dril-Quip           334.1      302.0      25.7x      20.0x      15.8x      13.4x        N/A        N/A
Oceaneering         305.6      410.8      11.7x      10.3x       5.2x       4.8x       5.4x       5.0x
Coflexip          1,317.1    1,439.0      13.2x      11.5x       6.2x       7.7x        N/A        N/A
Cooper Cameron    1,678.1    2,070.8      27.1x      22.2x      11.8x      10.4x       9.9x       9.8x
Stolt Comex         567.9      830.1      12.3x      10.0x       5.3x       4.8x       8.2x       8.4x
                            --------------------------------------------------------------------------
                             Average      20.9x      17.0x      10.0x       8.7x       8.8x       8.0x
                            --------------------------------------------------------------------------

----------
(a)   Stock prices and First Call estimates as of April 6, 1999.
(b) Based on First Call estimates and selected research reports; Cash Flow defined as net income plus depreciation and amortization.


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--------------------------------------------------------------------------------

Updated Valuation of JRM
--------------------------------------------------------------------------------
Analysis of Premiums Paid in Minority Interest Transactions

                                                                                                              Premium Paid
                                                                                                         (prior to announcement)
  Date                                                                           Ownership    Offer   ----------------------------
Announced    Target Name                       Acquiror Name                    Transaction   Value     1 day    1 week    1 month
----------------------------------------------------------------------------------------------------------------------------------
12/7/98      Life Technologies Inc.            Dexter Corporation                   51.5%     $450.9     5.0%      5.4%     -0.3%
6/29/98      Waste Management International    Waste Management Inc                 80.0%      431.4    39.4%     33.7%     42.6%
5/29/98      Meridian Technologies             Investor Group                       58.9%      103.1    22.2%     37.5%     41.0%
5/26/98      CIPE France SA                    Tyco International Ltd               63.0%      413.5     0.4%      1.4%     16.0%
5/25/98      Prime Resources Group Inc         Homestake Mining Co.                 50.6%      306.0    57.5%     52.4%     50.0%
5/21/98      PolyGram NV                       Universal Studios Inc                75.0%    2,547.0     2.7%      0.5%     30.1%
4/30/98      Mycogen Corp                      Dow AgroSciences                     68.6%      322.0    41.8%     40.0%     53.4%
4/16/98      NCR Japan Ltd                     NCR Corp                             70.0%      304.0    26.5%     36.4%     32.2%
4/7/98       Starckjohann Oy                   Trelleborg AB                        54.0%      101.5     0.8%      3.3%      5.6%
3/17/98      BET Holdings Inc.                 Investor Group                       56.0%      462.3     4.0%     14.3%     17.5%
3/6/98       Credit Genera                     Kredietbank NV                       75.0%      141.1     4.2%      8.6%      9.9%
11/28/97     Vendome Luxury Group PLC          Richemont                            77.3%    1,729.0    25.8%     43.3%     39.6%
9/18/97      Guaranty National Corp            Orion Capital Corp                   77.3%      117.2    10.8%     23.9%     26.6%
6/26/97      Rhone-Poulenc Rorer Inc           Rhone-Poulenc SA                     60.8%    4,831.6    22.1%     22.8%     26.8%
6/2/97       Acordia Inc                       Anthem Inc                           60.8%      193.2    12.7%     11.5%     26.5%
5/14/97      Enron Global Power & Pipelines    Enron Corp                           50.6%      428.0    11.8%     13.7%     20.8%
2/20/97      NHP Inc                           Apartment Investment & Mgmt Co       53.4%      114.5    28.2%     25.2%     19.5%
1/21/97      Mafco Consolidated Grp            Mafco Holdings Inc                   85.0%      116.8    60.4%     60.4%     68.9%
1/13/97      Zurich Reinsurance Centre         Zurich Versicherungs GmbH            66.0%      319.0    28.5%     30.0%     23.0%
12/17/96     Allmerica Property & Casualty     Allmerica Financial Corp             59.3%      816.9    15.8%     12.8%     15.3%
9/20/96      Lloyds Abbey Life PLC             Lloyds TSB Group PLC                 62.6%    2,590.0     7.3%      9.0%     13.0%
8/26/96      Bankers Life Holding              Conseco Inc                          88.4%      120.8    14.9%     10.5%     10.5%
5/27/96      SyStemix Inc                      Novartis AG                          67.8%      107.6     4.7%     69.6%     59.2%
8/25/95      GEICO Corp                        Berkshire Hathaway                   52.6%    2,349.2    25.6%     23.1%     25.8%
7/20/95      BTR Nylex Ltd                     BTR PLC                              62.6%    3,290.0    36.9%     26.8%     27.2%
5/19/95      Bic Corp                          BIC SA                               79.0%      212.6    13.3%     12.5%     30.1%
4/20/95      Rothams International PLC         Cie Financiere Richemont AG          61.0%    2,600.0    28.1%     25.8%     31.6%
4/7/95       LIN Broadcasting Corp             McCaw Cellular Communications        52.0%    3,209.4     6.9%      6.7%      1.3%
4/5/95       Club Med Inc                      Club Mediterranee SA                 67.0%      153.4    41.4%     39.9%     43.8%

                                               -----------------------------------------------------------------------------------
                                               Maximum                              88.4%               60.4%     69.6%     68.9%
                                               Mean                                 65.0%               20.7%     24.2%     27.8%
                                               Median                               62.6%               15.8%     23.1%     26.6%
                                               Minimum                              50.6%                0.4%      0.5%     (0.3%)
                                               -----------------------------------------------------------------------------------

----------
Source: Securities Data Company.


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                                                                              16

Updated Valuation of JRM
--------------------------------------------------------------------------------
Discounted Cash Flow Analysis
(Dollars in Millions, except Per Share Amounts)

                                            Projected FYE March 31,(a)
                                    -------------------------------------------
                                      2000        2001        2002        2003
                                    -------------------------------------------

Sales                               $852.0    $1,218.0    $1,236.3    $1,304.8
EBITDA                                78.9        91.0       145.1       176.1
Equity/Other Income                   15.3        11.5        11.5        11.5
                                    -------------------------------------------
Subtotal: Adjusted EBITDA             94.2       102.6       156.6       187.6
Less: Depreciation                   (53.9)      (46.2)      (49.5)      (52.2)
                                    -------------------------------------------
EBITA                                 40.3        56.3       107.2       135.4
Less: Taxes @ 40.0%                  (16.1)      (22.5)      (42.9)      (54.2)
                                    -------------------------------------------
Tax-effected EBITA                    24.2        33.8        64.3        81.3

Plus: Depreciation                    53.9        46.2        49.5        52.2
Plus: Deferred Taxes                   0.0         0.0         0.0         0.0
Less: Capital Expenditures          (103.4)      (80.6)      (49.5)      (52.2)
Less: Changes in Working Capital      10.0        23.0         4.5         5.1
                                    -------------------------------------------
Free Cash Flow                      ($15.4)      $22.3       $68.8       $86.4

--------------------------------------------------------------------------------
                           Equity Value Per Share (b)
--------------------------------------------------------------------------------
                      Terminal Value EBITDA Multiple
                 --------------------------------------
Discount Rate     8.0x            8.5x            9.0x
-------------    ------          ------          ------
    10.0%        $32.58          $33.65          $34.71
    11.0%         31.68           32.70           33.72
    12.0%         30.83           31.80           32.78

----------
(a) Projections through 2001 provided by management, extrapolated by Merrill Lynch IBK thereafter.
(b) Assumes 45.0 million shares outstanding; net cash as of 3/31/99 of $518 million.


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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            Updated Valuation of MII

--------------------------------------------------------------------------------

Updated Valuation of MII
--------------------------------------------------------------------------------
Overview
(Amounts in Millions, Except per Share Amounts)

      o The value of MII is comprised of its ownership interest in JRM combined with the value of its non-oilfield businesses.

            - As shown in the table below, as of March 9, 1999, MII's non-oilfield businesses were valued by the market at $10.65 per share of MII

                      JRM Share Price (on 3/9/99)                 $24.38
                      JRM Shares Owned by MII (a)                   30.4
                                                                  ------
                      Value of JRM Investment                     $741.0
                      MII Shares Outstanding                        60.0
                      Value of JRM Investment per MII Share       $12.35

                      MII Share Price (on 3/9/99)                 $23.00
                      Less: Value of JRM Investment per Share      12.35
                                                                  ------
                      Value of MII Ex-JRM Investment per Share    $10.65
                                                                  ======

            - The companies comparable to MII's non-oilfield businesses have not experienced significant changes in stock market valuations since March 9

                  - As such, the value of MII's non-oilfield businesses is consistent today with its value at the time of the Offer

----------
(a)   Includes 5.7 million JRM common shares convertible from preferred shares.


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--------------------------------------------------------------------------------

Updated Valuation of MII
--------------------------------------------------------------------------------
Contribution to MII Valuation
(Amounts in Millions, Except per Share Amounts)

      o Assuming a value for JRM of approximately $30 - $35 per share after taking into account the recent recovery in the oilfield service market, the table below sets forth the implied values for MII as a whole under current market conditions.

                                                                      Assumed JRM Share Price As of April 6:
                                                    -------------------------------------------------------------------------
                                                      $30.00       $31.00       $32.00       $33.00       $34.00       $35.00
                                                    --------     --------     --------     --------     --------     --------
JRM Market Value(a)                                 $1,350.0     $1,395.0     $1,440.0     $1,485.0     $1,530.0     $1,575.0

Shares Owned by MII(b)                                  30.4         30.4         30.4         30.4         30.4         30.4

Market Value of JRM Investment                         912.0        942.4        972.8      1,003.2      1,033.6      1,064.0

MII Shares Outstanding                                  60.0         60.0         60.0         60.0         60.0         60.0

Value of JRM Investment per MII Share                 $15.20       $15.71       $16.21       $16.72       $17.23       $17.73

Market Value of MII Ex-JRM Investment per Share        10.65        10.65        10.65        10.65        10.65        10.65
                                                    --------     --------     --------     --------     --------     --------
Implied Price per MII Share                           $25.85       $26.36       $26.86       $27.37       $27.88       $28.38
                                                    ========     ========     ========     ========     ========     ========

----------
(a)   Assumes 45.0 million shares outstanding.
(b)   Includes 5.7 million JRM common shares convertible from preferred shares.


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--------------------------------------------------------------------------------

Updated Valuations
--------------------------------------------------------------------------------
MII Versus JRM

      o The following table sets forth the relative ratios of MII and JRM values based on current market conditions.

--------------------------------------------------------------------------------
                               Relative Valuations
--------------------------------------------------------------------------------
JRM Value                   $30.00   $31.00   $32.00   $33.00   $34.00   $35.00

MII Value                    25.85    26.36    26.86    27.37    27.88    28.38
                            ------   ------   ------   ------   ------   ------

Implied Ratio                 1.16x    1.18x    1.19x    1.21x    1.22x    1.23x
--------------------------------------------------------------------------------


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                                                                              21

--------------------------------------------------------------------------------

                             Financial Consequences

--------------------------------------------------------------------------------

Financial Consequences
--------------------------------------------------------------------------------
Alternative Offers

      o Based on discussions with Simmons, the JRM Independent Committee has indicated that it would be prepared to consider a revised offer of
            1.15 shares of MII plus $4.00 in cash for each JRM share or an all stock transaction in excess of such value.

            - The following table sets forth the range of values per JRM share implied by the current Offer (1.15 exchange ratio) and ratios up to the revised offer indicated by Simmons

--------------------------------------------------------------------------------
                                 Exchange Ratio
--------------------------------------------------------------------------------

                                    Current
                                     Offer
100% Stock                            1.15x   1.200x   1.225x   1.250x   1.275x   1.300x
                                    ------   ------   ------   ------   ------   ------

   MII Stock Price (a)              $25.00   $25.00   $25.00   $25.00   $25.00   $25.00

   Implied Price per JRM Share       28.75    30.00    30.63    31.25    31.88    32.50

Stock & Cash

   Value of Current Offer (1.15)    $28.75   $28.75   $28.75   $28.75   $28.75   $28.75

   Added Cash                           --     1.25     1.88     2.50     3.13     3.75
                                    ------   ------   ------   ------   ------   ------

     Total                          $28.75   $30.00   $30.63   $31.25   $31.88   $32.50
---------------------------------------------------------------------------------------

----------
(a)   Closing price on April 6, 1999.


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                                                                              23

Financial Consequences
--------------------------------------------------------------------------------
Principal Assumptions Behind Financial Consequences

      o Based on management projections, MII and JRM are expected to earn the following amounts per share: (a)

                                     FY 1999          FY 2000           FY 2001
                                     -------          -------           -------
                  MII                 $2.52            $1.86            $2.38
                  JRM                 $2.71            $1.20            $1.46

      o     Pre-tax combination benefits of $5.0 million per year

      o     Tax rate of 38%

      o Good will is amortized over either 30 years or 15 years and is not deductible for tax purposes

----------
(a) Management projections are pro forma for the recent debt tender.


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                                                                              24

Financial Consequences
--------------------------------------------------------------------------------
Overview of Potential Transaction - 30-Year Goodwill Amortization Period (Dollars in Millions, except Per Share Amounts)

      o The following table sets forth the impact on MII's projected FY 2000 and FY 2001 earnings resulting from the alternative offers and transaction structures set forth on page 23.

                                                                  Exchange Ratio
                                           -------------------------------------------------------------
                                           1.150x     1.200x     1.225x     1.250x     1.275x     1.300x
                                           ------     ------     ------     ------     ------     ------
Price per Share                            $28.75     $30.00     $30.63     $31.25     $31.88     $32.50

Accretion/(Dilution) - All Stock:
---------------------------------
   FY 2000                                  (13.8%)    (15.1%)    (15.7%)    (16.3%)    (16.9%)    (17.5%)
   FY 2001                                  (13.5)     (14.7)     (15.2)     (15.8)     (16.3)     (16.9)
Accretion/(Dilution) - Stock & Cash (a):
----------------------------------------
   FY 2000                                  (13.8%)    (15.0%)    (15.5%)    (16.1%)    (16.7%)    (17.2%)
   FY 2001                                  (13.5)     (14.4)     (14.8)     (15.3)     (15.7)     (16.2)
Accretion/(Dilution) - All Cash:
--------------------------------
   FY 2000                                  (10.4%)    (11.9%)    (12.6%)    (13.3%)    (14.0%)    (14.7%)
   FY 2001                                   (5.5)      (6.6)      (7.2)      (7.8)      (8.3)      (8.9)

----------
(a) Assumes current Offer of 1.15 plus additional cash to equal the value per JRM share implied by the 100% stock exchange ratio at MII's closing stock price of $25.00 on April 6, 1999.


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--------------------------------------------------------------------------------

Financial Consequences
--------------------------------------------------------------------------------
Overview of Potential Transaction - 15-Year Goodwill Amortization Period (Dollars in Millions, except Per Share Amounts)

      o The following table sets forth the impact on MII's projected FY 2000 and FY 2001 earnings resulting from the alternative offers and transaction structures set forth on page 23.

                                                                  Exchange Ratio
                                           -------------------------------------------------------------
                                           1.150x     1.200x     1.225x     1.250x     1.275x     1.300x
                                           ------     ------     ------     ------     ------     ------
Price per Share                            $28.75     $30.00     $30.63     $31.25     $31.88     $32.50

Accretion/(Dilution) - All Stock:
---------------------------------
   FY 2000                                  (18.6%)    (20.2%)    (21.0%)    (21.8%)    (22.6%)    (23.4%)
   FY 2001                                  (17.2)     (18.7)     (19.4)     (20.1)     (20.8)     (21.5)
Accretion/(Dilution) - Stock & Cash (a):
----------------------------------------
   FY 2000                                  (18.6%)    (20.2%)    (20.9%)    (21.7%)    (22.5%)    (23.3%)
   FY 2001                                  (17.2)     (18.5)     (19.1)     (19.7)     (20.3)     (20.9)
Accretion/(Dilution) - All Cash:
--------------------------------
   FY 2000                                  (16.5%)    (18.5%)    (19.5%)    (20.5%)    (21.5%)    (22.5%)
   FY 2001                                  (10.3)     (11.8)     (12.6)     (13.4)     (14.2)     (15.0)

----------
(a) Assumes current Offer of 1.15 plus additional cash to equal the value per JRM share implied by the 100% stock exchange ratio at MII's closing stock price of $25.00 on April 6, 1999.


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--------------------------------------------------------------------------------

Financial Consequences
--------------------------------------------------------------------------------
Overview of Potential Transaction

(Dollars in Millions, except Per Share Amounts)

      o The following table sets forth the impact on MII's projected FY 2000 and FY 2001 cash flow resulting from the alternative offers and transaction structures set forth on page 23.

                                                                       Exchange Ratio
                                                -------------------------------------------------------------
                                                1.150x     1.200x     1.225x     1.250x     1.275x     1.300x
                                                ------     ------     ------     ------     ------     ------
Price per Share                                 $28.75     $30.00     $30.63     $31.25     $31.88     $32.50

CFPS Accretion/(Dilution) - All Stock:
--------------------------------------
   FY 2000                                       (14.9%)    (15.7%)    (16.1%)    (16.5%)    (16.9%)    (17.3%)
   FY 2001                                       (14.2)     (15.1)     (15.5)     (15.8)     (16.2)     (16.6)
CFPS Accretion/(Dilution) - Stock & Cash (a):
---------------------------------------------
   FY 2000                                       (14.9%)    (15.3%)    (15.5%)    (15.7%)    (15.9%)    (16.1%)
   FY 2001                                       (14.2)     (14.6)     (14.8)     (14.9)     (15.1)     (15.3)
CFPS Accretion/(Dilution) - All Cash:
-------------------------------------
   FY 2000                                        (2.3%)     (2.8%)     (3.1%)     (3.3%)     (3.6%)     (3.8%)
   FY 2001                                        (0.5)      (0.9)      (1.1)      (1.3)      (1.6)      (1.8)

----------
(a) Assumes current Offer of 1.15 plus additional cash to equal the value per JRM share implied by the 100% stock exchange ratio at MII's closing stock price of $25.00 on April 6, 1999.


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--------------------------------------------------------------------------------
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